Exhibit 99

F I N A N C I A L S T A T E M E N T S A N D
S U P P L E M E N T A L S C H E D U L E

U.S. Bank 401(k) Savings Plan
Years Ended December 31, 2025 and 2024
With Report of Independent Registered Public Accounting Firm

U.S. Bank 401(k) Savings Plan
Financial Statements and Supplemental Schedule
Years Ended December 31, 2025 and 2024

Report of Independent Registered Public Accounting Firm
To the Plan Participants and the Plan Administrator of U.S. Bank 401(k) Savings Plan
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of U.S. Bank 401(k) Savings Plan (the Plan) as of December 31, 2025 and 2024, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2025 and 2024, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Schedule Required by ERISA
The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2025 (referred to as the “supplemental schedule”), has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ Ernst & Young LLP
We have served as the Plan’s auditor since 2002.
Minneapolis, Minnesota
June 22, 2026

U.S. Bank 401(k) Savings Plan
Statement of Net Assets Available for Benefits

	December 31,
	2025	2024
Assets
Investments at fair value	$12,072,500,620	$10,554,384,189
Investments at contract value	509,340,976	490,140,648
Total investments	12,581,841,596	11,044,524,837
Accrued income	7,635,336	7,900,843
Employer contribution receivable	246,269,084	254,567,828
Receivable for securities sold but not yet settled	391,753	—
Notes receivable from participants	144,627,955	135,096,354
Total assets	$12,980,765,724	$11,442,089,862

Liabilities
Accrued expenses	$335,799	$909,830
Payable for securities purchased but not yet settled	56,039	—
Total liabilities	391,838	909,830
Net assets available for benefits	$12,980,373,886	$11,441,180,032
See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2025	2024
Additions
Investment income:
Net appreciation in fair value of investments	$1,857,838,985	$1,364,104,360
Interest and dividend income	46,433,032	50,630,086
Total Investment income	1,904,272,017	1,414,734,446

Interest income on notes receivable from participants	11,189,001	9,916,911

Contributions:
Participants	579,949,449	576,925,036
Participants rollovers	91,799,207	52,193,481
Employer	246,273,916	254,567,828
Total Contributions	918,022,572	883,686,345
Total additions	2,833,483,590	2,308,337,702

Deductions
Distributions to participants	1,289,696,058	1,126,711,609
Administrative expenses	4,593,678	9,820,237
Total deductions	1,294,289,736	1,136,531,846
Net increase	1,539,193,854	1,171,805,856

Net assets available for benefits at beginning of year	11,441,180,032	10,269,374,176
Net assets available for benefits at end of year	$12,980,373,886	$11,441,180,032
See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements
December 31, 2025

1. Description of the Plan
The following description of the U.S. Bank 401(k) Savings Plan (the “Plan”) provides only general information about the Plan’s provisions. Participants should refer to the Plan’s Summary Plan Description (the “SPD”) and plan prospectus for a more complete description of the Plan’s provisions. The SPD and plan prospectus can be reviewed by visiting www.usbank.com/benefitsandrewards.
Administration and Participation
The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp (the "Company", the “Plan Sponsor”, and the “Plan Administrator”) and its subsidiaries. Employees are eligible to participate in the Plan on their hire date so long as they are a regular, permanent, non-temporary employee, meeting specific and recognized eligibility requirements. Employees become eligible for the Company matching contribution, when meeting specific service requirements. Effective January 1, 2025, following changes to the Company's matching contribution formula, the Plan began operating as a non-safe harbor plan. Eligible employees are automatically enrolled in the Plan with a before-tax salary deferral of 2 percent of eligible compensation unless the employee elects otherwise.
The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code (the “Code”).
The Plan is administered by the Company’s Benefits Administration Committee and has investment oversight by the Investment Committee.
Contributions
The Plan permits before-tax and after-tax (“Roth”) elective contributions up to a combined maximum of 75 percent of a participant’s eligible compensation, subject to the Internal Revenue Service (the “IRS”) limit. In addition, participants may make rollover contributions from other qualified plans. Participants aged 50 and older whose elective contributions have reached the IRS limit are permitted to make catch-up contributions up to the IRS catch-up limit. Beginning January 1, 2026, pursuant to SECURE 2.0, participants aged 50 and older with Social Security wages exceeding $150,000 in 2025 must designate any catch-up contributions as Roth contributions. All participant contributions are deposited into the Plan bi-weekly.
The Company makes a matching contribution equal to 100 percent of each participant’s contribution up to 4 percent of their annual eligible compensation, as defined in the Plan document. A participant becomes eligible for an employer matching contribution on the first day of the month following completion of one full year of service. In addition, the eligible participant must be employed on the last business day in December to receive the match for that plan year. If the participant retires after age 55 with at least 10 years of service since their most recent date of hire or if they leave because of disability or death, the participant will receive the match for that plan year. The employer matching contribution is deposited in the Plan annually and is initially invested in eligible participants’ accounts based on their future contribution investment election. Participants can subsequently change how their matching contributions are invested at any time, subject to restrictions on trading in the ESOP fund noted below under Plan Investments. The employer contribution receivable represents the Company’s matching contribution for 2025, which was deposited in the Plan in January 2026.
Participant Accounts
Each participant’s account is credited with applicable participant contributions, rollovers, employer contributions, and an allocation of the earnings (losses) of the investment funds in which the participant has elected to invest. Earnings (losses) allocations are based upon the participant account balance, as defined in the Plan document. In addition, applicable participant distributions and loans as well as an allocation of administrative expenses are charged to each participant’s account. Participants may invest their account balance in one or more of a variety of investment funds and are immediately 100 percent vested in their entire account balance.
Distributions to Participants
Upon separation from service with the Company due to death, disability, retirement, or termination, a participant having an account balance greater than $7,000, can elect to receive partial or lump sum payments. A participant whose vested account

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
balance is less than $7,000, and depending on age, will have the account rolled over to a qualified IRA, or will receive a lump sum payment.
In-service withdrawals are available in certain limited circumstances, as defined by the Plan. Hardship withdrawals are allowed for participants incurring an immediate and heavy financial need, as defined by the Plan.
Participant Loans
The Plan contains provisions allowing participants to borrow from their accounts. The minimum loan is $1,000 and the maximum is the lesser of 50 percent of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months. Each loan is secured by the balance in the participant’s account and bears interest at 1 percent above the prime interest rate at the date of issuance as determined monthly by the Plan Administrator. Principal and interest are repaid ratably through bi-weekly payroll deductions. Beginning January 1, 2018, participants may have no more than one outstanding loan at any time.
If a participant terminates employment with the Company, they may continue to make loan payments through a pre-authorized payment method. If the loan is not repaid, it will automatically be treated as a distribution to the participant on the last day of the calendar quarter following the calendar quarter in which it was due.
Plan Investments
The Plan offers a diversified selection of investments intended to satisfy ERISA requirements. Participants also have the option of investing in mutual funds in a self-directed brokerage account. The Plan includes an employee stock ownership plan (“ESOP”) fund. All participant and employer matching contributions credited to a participant’s account that are invested in qualifying employer securities are invested in the ESOP fund. The primary purpose of the ESOP fund is to benefit participants and beneficiaries by obtaining and retaining for them a position of equity ownership in the Company. Dividends paid on qualifying employer securities held in the ESOP are either reinvested in the ESOP or paid directly to the participant, per their election. Participants are subject to restrictions on trading in the ESOP fund in compliance with the Company's insider trading policy and Code of Ethics and Business Conduct.
Plan Termination
Although it has not expressed any intention to do so, the Company has the right to suspend or terminate the Plan at any time by action of its Board of Directors subject to the provisions of ERISA. In the event of a termination of the Plan, all participant account balances remain fully vested and are eligible for distribution.
2. Significant Accounting Policies
Accounting Method
The financial statements of the Plan are prepared using the accrual method of accounting under accounting principles generally accepted in the United States.
Investment Valuation and Income Recognition
Investments held by a defined contribution retirement plan are required to be reported at fair value, except for fully benefit-responsive investment contracts. For the portion of the net assets available for benefits attributable to fully benefit-responsive investment contracts, contract value is the relevant measure because it is the amount participants normally would receive if they were to initiate permitted transactions under the terms of the Plan. See Note 3 for a discussion of fair value measurements.
Purchases and sales of securities are recorded on a trade-date basis. If a trade is open at the end of the year, a receivable for securities sold but not yet settled or a payable for securities purchased but not yet settled is reflected in the Statement of Net Assets Available for Benefits.
Dividends are recorded on the ex-dividend date.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
Brokers’ commissions and other expenses incurred upon the purchase of corporate stock are included in the cost of the corporate stock. Brokers’ commissions and other expenses incurred upon the sale of corporate stock are reflected as a reduction in the proceeds from the sale.
The change in the difference between fair value and the cost of investments from the beginning to the end of the year is reflected in the Statement of Changes in Net Assets Available for Benefits as net appreciation or depreciation in fair value of investments. The net gain (loss) on sales of investments is the difference between the proceeds received and the cost of investments sold and is also reflected in the Statement of Changes in Net Assets Available for Benefits in net appreciation or depreciation in fair value of investments.
Notes Receivable from Participants
Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. If a participant ceases to make loan payments and the Plan Sponsor deems the loan to be a distribution, the participant loan balance is reduced and a benefit payment is recorded. Accordingly, no allowance for credit losses has been recorded as of December 31, 2025 or 2024.
Administrative Expenses
Recordkeeping, investment management, trust, consulting, audit, and other administrative fees are paid by the Plan and the Company, and recorded as administrative expenses as incurred. Participant accounts are allocated a portion of administrative expenses paid by the Plan.
Distributions to Participants
Benefit payments are recorded when paid.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements, accompanying notes and supplemental schedule. Actual results could differ from those estimates and assumptions.
Risks and Uncertainties
The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.
3. Fair Value Measurements
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value measurement reflects all of the assumptions that market participants would use in pricing the asset or liability, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset and the risk of nonperformance.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
3. Fair Value Measurements (continued)
The Plan groups its assets measured at fair value into a three-level hierarchy for valuation techniques used to measure financial assets at fair value. This hierarchy is based on whether the valuation inputs are observable or unobservable. These levels are:
•Level 1 – Quoted prices in active markets for identical assets. Level 1 includes mutual funds, corporate stocks and self-directed brokerage accounts, which have amounts invested in mutual funds that are Level 1.
•Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets. The Plan had no Level 2 investments during 2025 or 2024.
•Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets. The Plan had no Level 3 investments during 2025 or 2024.
The level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest-level input that is significant to the fair value measurement. If the Plan were to change its valuation inputs for measuring financial assets at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets into or out of Level 3 of the hierarchy based on the new inputs used. During the years ended December 31, 2025 and 2024, there were no transfers of financial assets into or out of Level 3 of the hierarchy.
The following section is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at fair value. During 2025 and 2024, there were no changes to the valuation techniques used by the Plan to measure fair value. There were no unfunded commitments related to these investments for the years ended December 31, 2025 and 2024.
Mutual funds: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.
Corporate stocks: Valued at the last reported sales price of the year in the national security exchange in which the individual securities are traded.
Self-directed brokerage accounts: The investments in the accounts consist solely of mutual funds, which are valued at the daily closing price as reported by the fund. The mutual funds held in the accounts are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held in the accounts are deemed to be actively traded.
Collective investment funds: Valued using the NAV provided by the trustee of the fund. The NAV is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investment held by the fund less its liabilities.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
3. Fair Value Measurements (continued)
The following table summarizes the Plan’s investment assets measured at fair value at December 31:

	Level 1	Total
2025
Mutual funds	$1,540,814	$1,540,814
Corporate stocks	782,829,631	782,829,631
Self-directed brokerage accounts	214,188,185	214,188,185
	$998,558,630	998,558,630
Plan investment assets not classified in fair value hierarchy (a):
Collective investment funds (b)		11,073,941,990
Target retirement date		11,054,750,995
Fixed income		19,190,995
Total plan investment assets at fair value		$12,072,500,620

	Level 1	Total
2024
Mutual funds	$602,802	$602,802
Corporate stocks	751,967,667	751,967,667
Self-directed brokerage accounts	120,282,140	120,282,140
	$872,852,609	872,852,609
Plan investment assets not classified in fair value hierarchy (a):
Collective investment funds (b)		9,681,531,580
Target retirement date		9,661,063,039
Fixed income		20,468,541
Total plan investment assets at fair value		$10,554,384,189
(a)These investments are valued based on NAV per unit, as provided by the trustee of the fund as a practical expedient, and have not been classified in the fair value hierarchy. The fair value amounts are provided to reconcile to the Statement of Net Assets Available for Benefits.
(b)There are currently no significant redemption restrictions on these investments.
4. Stable Value Fund
The Plan offers a stable value investment option, the U.S. Bank Stable Value Fund (the “Fund”). The Fund invests in fully benefit-responsive investment contracts, including synthetic guaranteed investment contracts (“GICs”).
These contracts meet the fully benefit-responsive investment contract criteria and, therefore, are reported at contract value. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by participants if they were to initiate permitted transactions under the terms of the Plan. Contract value represents contributions made under each contract, plus earnings, less participant withdrawals, and administrative expenses.
The following table denotes the contract value of the synthetic investment contracts held by the Plan:

	December 31,
	2025	2024
Synthetic guaranteed investment contracts	$509,340,976	$490,140,648
Total	$509,340,976	$490,140,648
The synthetic GICs consist of two parts: an underlying investment owned directly by the Plan and a wrapper contract purchased from an insurance company. The wrapper contract guarantees full payment of principal and interest. The wrapper contract amortizes realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
4. Stable Value Fund (continued)
The Plan’s ability to receive amounts due in accordance with the fully benefit-responsive investment contracts is dependent on the third-party issuers’ ability to meet their financial obligations. The issuers’ ability to meet its contractual obligations may be affected by future economic and regulatory developments.
Certain events may limit the ability of the Plan to transact at contract value with the contract issuer. Examples of such events include the following:
•Premature termination of the contracts by the Plan
•Material amendments to the Plan’s documents or administration
•Changes to the Plan’s competing investment options, including the elimination of equity wash provisions
•Complete or partial termination of the Plan, including merger with another plan
•The failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA
•Bankruptcy of the Plan Sponsor or other Plan Sponsor event that causes a significant withdrawal from the Plan
•Any change in law, regulation, ruling, administrative or judicial position, or accounting requirement applicable to the Plan
•The delivery of any communication to the Plan’s participants designed to influence a participant not to invest in the investment option
At this time, the Plan Sponsor does not believe that the occurrence of any such market value event that would limit the Plan’s ability to transact at contract value with participants is probable.
In addition, certain events allow the issuers to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:
•An uncured violation of the Plan’s investment guidelines
•A breach of material obligation under the contract
•A material misrepresentation
•A material amendment to the agreements without the consent of the issuer
The Fund owns units of the SEI Trust Company Short-Term Investment Fund II, which serve as the Fund’s short-term liquidity vehicle.
5. Transactions with Parties in Interest
The Plan allows for transactions with certain parties who may perform services or have fiduciary responsibilities to the Plan. Parties in interest include the Company and U.S. Bank National Association (the “Trustee”). Transactions involving funds administered by the Trustee are considered party-in-interest transactions. These transactions are not considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations. This Trustee ended responsibilities on December 31, 2024.
The Plan invests in the common stock of the Company. At December 31, 2025 and 2024, the Plan held 14,670,720 and 15,721,674 shares, respectively, of U.S. Bancorp common stock. During the years ended December 31, 2025 and 2024, the Plan recorded dividend income from U.S. Bancorp common stock of $31,299,889 and $32,895,470, respectively.
6. Tax Status
The Plan has received a determination letter from the IRS dated July 13, 2017, stating that the Plan is qualified under Section 401(a) of the Code and therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended and restated. The Plan is required to operate in conformity with the Code to maintain its qualified status. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore, believes the Plan, as amended and restated, is qualified and the related trust is tax-exempt.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
6. Tax Status (continued)
Accounting principles generally accepted in the United States require plan management to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2025, there are no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.
7. Subsequent Event
On January 1, 2026, the Company acquired BTIG, LLC, a financial services firm specializing in investment banking, institutional sales and trading, research and prime brokerage. The BTIG employees conveyed to the Company are eligible to enroll in the Plan in 2026.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan
EIN #41-0255900    Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of Issuer, Borrower, Lessor, or Similar Party	Shares/ Units/ Par Value	Description of Investment, Including Maturity Date, Rate of Interest, Par, or Maturity Value	Current Value
Mutual funds
Vanguard Treasury Money Market Fund	1,540,814 shares	Government	$1,540,814
Total mutual funds			1,540,814
Corporate stocks
U.S. Bancorp(1)	14,670,720 shares	Common stock	782,829,631
Total corporate stocks			782,829,631
Self-directed brokerage accounts
BrokerageLink	214,188,185 shares		214,188,185
Total self-directed brokerage accounts			214,188,185
Collective investment funds
Vanguard	11,125,856 shares	Institutional 500 Index Trust	3,307,494,567
Vanguard	4,209,647 shares	Institutional Extended Market Index Trust	882,215,630
Vanguard	4,702,160 shares	Institutional Total Bond Market Index Trust	549,447,426
Vanguard	6,287,932 shares	Developed Markets Index Fund	994,184,998
Vanguard	427,047 shares	Target Retirement Income Trust	55,118,920
Vanguard	1,059,467 shares	Target Retirement Trust Select 2020	141,237,528
Vanguard	3,323,615 shares	Target Retirement Trust Select 2025	466,768,532
Vanguard	5,305,533 shares	Target Retirement Trust Select 2030	772,167,265
Vanguard	5,854,846 shares	Target Retirement Trust Select 2035	877,817,020
Vanguard	5,219,271 shares	Target Retirement Trust Select 2040	805,646,665
Vanguard	5,532,807 shares	Target Retirement Trust Select 2045	878,001,126
Vanguard	4,149,972 shares	Target Retirement Trust Select 2050	674,827,001
Vanguard	2,346,934 shares	Target Retirement Trust Select 2055	381,752,212
Vanguard	1,145,344 shares	Target Retirement Trust Select 2060	186,278,748
Vanguard	387,842 shares	Target Retirement Trust Select 2065	63,063,106
Vanguard	117,145 shares	Target Retirement Trust Select 2070	18,730,251
Short-Term Investment Fund II	19,512,111 shares	Short-Term Investment Fund II(2)	19,190,995
Total collective investment funds			11,073,941,990
Synthetic GICs
Wells Fargo Bank, N.A.	11,112,453 shares	Fixed Income Fund F(2)	195,678,076
Wells Fargo Bank, N.A.	19,433,486 shares	Fixed Income Fund L(2)	302,680,433
American General Life Insurance Company		Wrapper contract number 1650008, 3.61%(2)	2,743,366
Prudential Life Insurance Company		Wrapper contract number GA-62309, 3.61%(2)	3,031,305
Voya Retirement Insurance and Annuity Co		Wrapper contract number 60305, 3.65%(2)	2,589,445
Metropolitan Tower Life Ins. Co.		Wrapper contract number 38186, 3.62%(2)	2,618,351
Total synthetic GICs			509,340,976
Total Investments			12,581,841,596
Participant loans(1)		Principal loan amount, interest rates ranging from 3.25% to 10% with varied maturities from January 2, 2025 to December 10, 2040	144,627,955
Total Assets			$12,726,469,551
(1)Denotes party-in-interest to the Plan
(2)Investment held by the U.S. Bank Stable Value Fund